Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 197 to the Registration Statement on Form N–1A of Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund of our report dated September 15, 2022; Fidelity Low-Priced Stock K6 Fund of our report dated September 14, 2022, relating to the financial statements and financial highlights included in the July 31, 2022 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 21, 2022